Exhibit 3.11(b)

CERTIFICATE OF AMENDMENT

to the

CERTIFICATE OF INCORPORATION

of

WESTLAKE INTERNATIONAL CORPORATION

Westlake International Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts this Certificate of Amendment (this “Certificate of Amendment”), which amends its Certificate of Incorporation, as described below, and does hereby further certify that:

1. The name of the Corporation is Westlake International Corporation.

2. The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation as described herein, and the Corporation’s sole stockholder duly adopted such amendment, all in accordance with the provisions of Sections 242 and 228 of the DGCL.

3. The amendment to the Certificate of Incorporation effected by this Certificate of Amendment changes the name of the Corporation to Westlake Supply and Trading Company.

4. The Certificate of Incorporation is hereby amended by deleting the first article thereof and replacing in lieu thereof a new first article reading in its entirety as follows:

ARTICLE I

The name of the corporation is Westlake Supply and Trading Company.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed this 5th day of May, 2007.

WESTLAKE INTERNATIONAL CORPORATION

By:	/s/ Albert Chao
Name:	Albert Chao
Title:	President & Chief Executive Officer